CPS Technologies Corporation

Grant Bennett, President

111 South Worcester Street

Norton, MA 02766

Telephone: (508) 222-0614 ext 218 Fax: (508) 222-0220

Web Site: www.alsic.com

CPS TECHNOLOGIES CORPORATION ANNOUNCES 2009 RESULTS

Norton, Massachusetts, March 24, 2010. CPS Technologies Corporation (OTCBB: CPSH), a provider of advanced material solutions, particularly metal-matrix composites, today announced revenue of $13.0 million and net income of $562 thousand, or $0.04 per basic and diluted share for the fiscal year ended December 26, 2009. This compares with revenue of $14.8 million and net income of $1.5 million or $0.12 per basic share, $0.11 per diluted share, for the fiscal year ended December 27, 2008.

Revenue for the quarter ended December 26, 2009 was $3.5 million and net income was $538 thousand or $0.04 per basic and diluted share. This compares with revenue of $3.3 million and net income of $320 thousand or $0.03 per basic and $0.02 per diluted share for the quarter ended December 27, 2008. Net income in Q4 2009 included income tax benefits of $442 thousand compared with income tax benefits of $261 thousand in Q4 2008.

We are pleased with our continued profitability in 2009 given the challenging external economic environment. Revenue declined by 12% in 2009; this decline was spread across all product families except components for hybrid and electric vehicles and was a decline in primary demand rather than competitive share loss. Quarter-to-quarter fluctuations in revenue were significant as customers sought to minimize inventories but respond quickly when demand materialized. We chose to retain manufacturing personnel but reduced working hours in the factory for part of the year so as to be able to respond quickly when demand did materialize.

Demand in all product families strengthened significantly in Q4 2009. Midway through Q4 all manufacturing personnel were back to a full workweek and we began hiring additional manufacturing personnel. The increased demand in Q4 was broad-based and we believe it does represent increasing underlying demand rather than simply refilling distribution channels.

Independent of the economic environment CPS achieved several important design wins in 2009 in all our major end markets. These design wins signify to us a growing need for and accelerating penetration of metal-matrix composites into end applications. These design wins include heat spreaders for internet and network routers and switches, baseplates for electricity-generating wind turbines, trains and subway cars, and baseplates for hybrid and electric automobiles. We achieved design wins for hybrid circuit housings built on our AlSiC baseplates for telecommunication and power conversion applications. Our growth will come from both further penetration of metal matrix composites into these applications, and from growth in primary demand for these applications themselves.

All of our major end markets benefit from the trends towards alternative energy and green lifestyles because our products are used in high-power, high-reliability applications which involve energy use or energy generation. Our products allow higher performance and improved energy efficiency. We believe these end markets will continue to grow for some time.

In 2009 we also made significant technical progress in our Cooperative Agreement with the Army Research Laboratory relating to the development of vehicle armor based on our metal matrix composite technology. At year end 2009 we are approximately half way through a four-year program.

This release does contain forward-looking statements. Various factors could cause actual results to differ materially from those projected in such statements. These factors include, but are not limited to, a continued or deepening general economic or business downturn in 2010 or a further downturn in the electronics industry.

CPS TECHNOLOGIES CORPORATION
(OTCBB: CPSH)

Year Ended	Dec 26, 2009	Dec 27, 2008

Revenues	$ 12,980,156	$ 14,813,087

Net income	$ 562,415	$ 1,474,336

Basic income per share	$ 0.04	$ 0.12

Weighted average basic shares	12,624,959	12,612,990

Diluted income per share	$ 0.04	$ 0.11

Weighted average diluted shares	12,930,575	13,242,707

Quarter Ended:	Dec 26, 2009	Dec 27, 2008

Revenues	$ 3,460,861	$ 3,344,912

Net income	$ 537,783	$ 319,566

Basic income per share	$0.04	$0.03

Weighted average basic shares	12,624,959	12,624,959

Diluted income per share	$0.04	$0.02

Weighted average diluted shares	13,054,776	13,121,414